Exhibit 10.30

                        SEPARATION AGREEMENT AND RELEASE

            This Separation Agreement and Release ("Agreement") is entered into by and between (i) Community Bank System, Inc. and Community Bank, N.A. (collectively, the "Employer"), and (ii) James A. Wears (the "Executive"), in the interest of providing for Executive's voluntary early retirement and otherwise amicably severing the Executive's employment relationship with the Employer. This Agreement shall be binding on the Executive and the Employer and their successors and permitted assigns. The parties hereby agree as follows:

                                    Recitals

      A. The Executive is employed by the Employer as President, New York Banking of Community Bank, N.A., pursuant to the terms of an Employment Agreement between the Executive and the Employer dated and effective as of March 20, 2003 ("Employment Agreement").

      B. The Employment Agreement provides for a term that expires on December 31, 2007.

      C. The Employer has engaged in a senior management restructuring and long-term expense reduction initiative. Some of the Executive's duties have been or will be redistributed pursuant to that initiative.

      D. The Employer offered the Executive (and other senior management personnel of Employer and its subsidiaries) the opportunity to retire prior to the expiration of the current term of the Employment Agreement and the Executive accepted the Employer's offer.

      E. The terms of the Executive's voluntary retirement and separation from employment with the Employer are set forth in this Agreement.

                                      Terms

      1. Retirement Date. The Executive's retirement date and last day of active work for the Employer will be December 31, 2005. The Executive's decision to retire and separate from employment on December 31, 2005 is irrevocable. The Executive and the Employer shall continue to be bound by the terms of the Employment Agreement through December 31, 2005, at which time the Employment Agreement shall terminate, except as provided in paragraph 9 below. In addition, the Executive shall cooperate with the Employer in providing an orderly transition of his duties to such other Employer personnel as designated by the Employer.

      2. Separation Benefits. In consideration of Executive's execution of this Agreement, and his separation from employment on December 31, 2005, Employer agrees to provide the following:

      a. The Employer shall pay the Executive $611,265.00 in three installments as follows: $156,265.00 shall be paid on the first regular business day of the Employer in July 2006; $227,500.00 shall be paid on the first regular business day of the Employer in January 2007; and $227,500.00 shall be paid on the first regular business day of the Employer in January 2008. Each of the foregoing installments shall be increased by simple interest, which shall accrue on the unpaid amount at an annual rate of 4% from January 1, 2006 to the date the installment is paid. Payments shall be reduced by applicable tax and other withholdings.

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      b.    The Employer shall amend the basic formula for determining the
            Executive's supplemental retirement benefit to provide that, for supplemental retirement benefit purposes only, the Executive shall be deemed to have been employed through December 31, 2007 and to have received annual base salary increases of four percent for 2006 and 2007. The supplemental retirement benefit increase described in this paragraph 2(b) shall be reduced to the extent the increase is payable pursuant to the Employer's tax-qualified defined benefit pension plan. Payments of any residual supplemental retirement benefits shall commence on the date determined pursuant to the separate supplemental retirement plan agreement between the parties, provided that payments may not commence earlier than July 1, 2006. (As reflected in the Pension Estimate attached to this Agreement as Exhibit B, the Employer's actuaries have estimated that all of the Executive's supplemental retirement benefits will be payable under the QSERP provisions of the Employer's tax-qualified defined benefit pension plan, resulting in no residual supplemental retirement benefit to be payable by the Employer. The Executive's total lump sum benefit payable from the Employer's tax-qualified defined benefit pension plan, including QSERP benefits other than deferred compensation, was estimated on October 25, 2005 to be $1,346,077.00, assuming a distribution date of December 31, 2005. The actual value of the Executive's benefit payable from the Employer's tax-qualified defined benefit pension plan may be higher or lower, depending on such factors as the added QSERP benefit derived from the Executive's deferred compensation and the actual distribution date.)

      c. The Employer shall grant or cause to be granted to Executive an option or options to acquire the same number of shares of Community Bank System, Inc. stock that would have been the subject of options that would have been granted to the Executive in 2006 pursuant to the Community Bank System, Inc. 2004 Long-Term Incentive Compensation Program if the Executive had remained employed through February 2006. The option(s) granted shall provide for a per share exercise price equal to the fair market value of a share of Community Bank System, Inc. stock on the date the grant is made. The grant shall be made no later than December 30, 2005.

      d. The Employer shall treat the Executive as having retired in good standing on December 31, 2005 and, therefore, will treat the Executive as fully vested in all outstanding stock options granted by the Employer, including those granted pursuant to (c) above.

      e. The Employer shall transfer to the Executive title to the Employer-owned vehicle currently used by the Executive in performing duties for the Employer. The value of the transferred vehicle will be treated by Employer as wages and, therefore, subject to applicable income and employment tax reporting and withholding. The transfer shall be completed by January 1, 2006.

      f. The Executive may elect to continue coverage for himself and/or his eligible family members under the Employer's group health plan (pursuant to the COBRA or retiree provisions of such group health plan, as applicable). Group health plan coverage shall be subject to and in accordance with the terms of the group health plan as those terms and that plan may be amended, modified or terminated from time to time, and at any time, by the Employer in its sole discretion.

To the extent that the Employer determines that the benefits provided pursuant to this paragraph 2 are includible in the Executive's gross income, the Employer shall treat such amounts as wages for tax reporting and withholding purposes and shall report such amounts to the Executive and to the Internal Revenue Service on an Internal Revenue Service Form W-2.

      3. Release. The Executive agrees that in consideration for the Employer's agreement to the terms of this Agreement, he unconditionally releases and discharges the Employer, its subsidiaries, affiliates, successors and assigns, and all of their current and former directors, officers, employees, and agents, in their individual and representative capacities (collectively, the "Releasees"), to the full extent permitted by law, from any and all causes of action, suits, damages, claims, proceedings, and demands he may have against the Releasees arising out of, or related in any way to, his employment with the Employer, or its termination. This includes any rights or claims he may have based on the Age Discrimination in Employment Act, which prohibits age discrimination in employment; Title VII of the Civil Rights Act of 1964, which prohibits discrimination in employment based on race, color, national origin, religion or sex; the Americans with Disabilities Act, which prohibits disability discrimination in employment; the New York Human Rights Law, which prohibits discrimination on the basis of race, color, national origin, sex, sexual orientation, religion, marital status, disability and age; breach of contract, any and all torts for personal injury, and claims for attorney's fees; or any others claims or causes of action based on federal, state or local laws or regulations or common law. This release covers all claims that the Executive has against the Releasees as of the date of the signing of this Agreement, whether asserted or unasserted, directly or indirectly, or known or unknown. This release does not apply to amounts that the Executive is entitled to receive pursuant to the Employer's 2005 Management Incentive Plan and 2005 cash profit sharing plan, which amounts shall be paid in accordance with those plans and treating the Executive as retiring in good standing on December 31, 2005.

      4. Consideration Period. The Executive has been given at least 45 days to consider this Agreement (including the attached Exhibit A that discloses the ages and job titles of other employees of Employer who are eligible for similar termination benefits and the ages of those Employer employees with the same job titles who are not eligible), has been advised to consult with an attorney before signing it, and, if he signs it, has seven days following his signature to revoke the Agreement. Revocation will be effective if written Notice of Revocation is delivered within seven days of the Executive's signature to Ms. Bernadette Barber, Senior Vice President/Chief Human Resources Officer, Community Bank System, Inc., 5790 Widewaters Parkway, Dewitt, New York 13214-1883.

      5. Executive's Acknowledgements. The Executive acknowledges that: (a) he has read and understands this Agreement; (b) he has knowingly, freely, and voluntarily entered into it; and (c) he has been provided with adequate time to review and consider its terms before executing it. The Executive acknowledges that he is receiving consideration and other benefits to which he would not otherwise be entitled in exchange for executing this Agreement. The Executive further acknowledges and agrees that he is not releasing any claims that arise after the date of his execution of this Agreement.

      6. Non-Disclosure. The parties agree that they will not, either directly or indirectly, communicate, make known, or divulge to any person or any agency who is not a signatory to this Agreement, any information relating to the terms of this Agreement unless compelled by law to do so; provided however that the Executive may disclose information related to the terms of this Agreement to his legal and financial advisors, accountants, and immediate family members; provided that in the case of all such disclosures, the Executive informs the person(s) to whom disclosure is to be made of the provisions of this paragraph and the party receiving the disclosure agrees, in writing, to be bound by these provisions; and provided further that the Employer may disclose information related to the terms of this Agreement to its executives on a "need to know" basis only. Nothing in this Agreement shall be construed as interfering with the Executive's ability to communicate with public agencies in the course of an investigation or providing information required by lawful subpoena or court order where mandated by law.

      7. Return of Materials. The Executive agrees to surrender to the Employer all written materials, and all copies thereof, and all information stored in computer memories or on microfiche, magnetic tape or diskette, that are in his possession or control and that pertain to the business affairs of the Employer, immediately. The Executive agrees to return to the Employer all other property and equipment of the Employer in his possession or control. The materials, information, property, and equipment returned by the Executive, if any, shall be returned to the Employer no later than December 31, 2005 at the following address: Ms. Bernadette Barber, Senior Vice President/Chief Human Resources Officer, Community Bank System, Inc., 5790 Widewaters Parkway, Dewitt, New York 13214-1883.

      8. Confidentiality. The Executive acknowledges that he has had access to information that is confidential to the Employer and that constitutes a valuable, special and unique asset of the Employer, and with respect to the Employer is entitled to the protections afforded by this Agreement to remedies for enforcement of the Agreement provided by law or in equity (including, but not limited to, those remedies, the availability of which may be within the discretion of a court in which any action for enforcement of this Agreement is brought). Executive agrees that he shall hold in strict confidence, and shall not disclose to any person (other than officers, trustees, or executives of the Employer) any confidential information of the Employer, unless required by law to do so. The term "confidential information" shall include, but is not limited to, trade secrets, legally protectable client information, client or consultant contracts and the details thereof, pricing policies, operational methods, marketing plans or strategies, business acquisition plans, personnel acquisition or termination plans, compensation and benefit schedules, personnel records, and all other information pertaining to the business of the Employer that is legally protectable and not publicly available. The Executive also agrees not to use such confidential information in any way, unless required by law to do so.

      9. Extension of Non-Competition Period. As provided in paragraph 10 (below), the non-competition provisions of paragraph 8 of the Employment Agreement shall continue in effect following the termination of the Employment Agreement on December 31, 2005. In addition, the non-competition period described in paragraph 8(c) of the Employment Agreement is extended through and shall expire on January 2, 2008.

      10. Entire Agreement. Except as provided in the following sentence, this Agreement represents the entire agreement and understanding between the parties regarding the Executive's retirement and separation from employment with the Employer and supersedes all prior agreements or understandings between the parties whether oral or written, including the Employment Agreement (which shall terminate on December 31, 2005). Notwithstanding the preceding sentence, this Agreement shall not supersede any non-qualified deferred compensation, confidentiality or non-competition agreements between the parties, including the parties' agreement regarding confidentiality and non-competition set forth in paragraph 8 of the Employment Agreement. The parties acknowledge that no representation, promise, inducement, or statement of intention has been made by any party to this Agreement that is not embodied in this Agreement, and agree that no party shall be bound by, or liable for, any alleged representation, promise, inducement, or statement of intention not set forth in this Agreement.

      11. Governing Law. This Agreement shall be construed and enforced in accordance with and governed by the statutes and common law of the State of New York. The jurisdiction of any proceeding between the parties arising out of, or with respect to, this Agreement shall be in a court of competent jurisdiction in New York State, and venue shall be in Onondaga County. Each party shall be subject to the personal jurisdiction of the courts of New York State.

      12. Construction and Severability. The invalidity of any one or more provisions of this Agreement or any part thereof, all of which are inserted conditionally upon their being valid in law, shall not affect the validity of any other provisions to this Agreement; and in the event that one or more provisions contained herein shall be invalid, as determined by a court of competent jurisdiction, the court shall have authority to modify such provision in a manner that most closely reflects the intent of the parties and is valid.

      13. Assignability and Successors. This Agreement may not be assigned by the Executive or the Employer, except that this Agreement shall be binding upon and shall inure to the benefit of the successor of the Employer through merger or corporate reorganization.

      14. Amendment. This Agreement cannot be amended, modified, or supplemented in any respect, except by a subsequent written agreement entered into by the Executive and the Employer.

      15. Miscellaneous. The Executive agrees not to make any derogatory or negative verbal or written statements about the Employer, its employees, officers, Board of Directors or Board members. The Executive agrees not to apply for employment with the Employer and understands that he will not be considered for such employment.

      16. Counterparts. This Agreement may be executed in counterparts (each of which need not be executed by each of the parties), which together shall constitute one and the same instrument.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of ________________, 2005.

COMMUNITY BANK SYSTEM, INC.
COMMUNITY BANK, N.A.

By:  /s/ Mark E. Tryniski               Dated: 12-2, 2005
     ---------------------------
         Mark E. Tryniski
         Executive Vice President/
         Chief Operating Officer


EXECUTIVE

By:  : /s/ James A. Wears               Dated: : 12-1, 2005
      --------------------------
            James A. Wears

STATE OF NEW YORK )
COUNTY OF ONONDAGA      ) ss.:

            On this ____ day of _________, 2005, before me personally came Mark
E. Tryniski, Executive Vice President/Chief Operating Officer for Community Bank System, Inc. and Community Bank, N.A., to me known and known to me to be the individual described in, and who executed the foregoing instrument, and he duly acknowledged that he executed the same.


                                        __________________________________
                                                   Notary Public

STATE OF NEW YORK )
COUNTY OF OF St Lawrence        ) ss.:

            On this 1st day of December, 2005, before me personally came James
A. Wears, to me known and known to me to be the individual described in, and who executed the foregoing instrument, and he duly acknowledged that he executed the same.


                                               Deborah L. Chase
                                        --------------------------------
                                                Notary Public